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                                                                    Exhibit 99.1

[UCAR LOGO]

UCAR INTERNATIONAL INC.
           BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301, WILMINGTON, DE 19803
                                                          N E W S  R E L E A S E

FOR IMMEDIATE RELEASE                                CONTACT:  Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227


       UCAR INTERNATIONAL ANNOUNCES $250 MILLION OFFERING OF SENIOR NOTES


         Wilmington, DE - January 28, 2002 - UCAR International Inc. (NYSE:UCR) today announced that UCAR Finance Inc., its wholly owned special purpose finance subsidiary, has launched a $250 million offering of ten-year senior notes. The offering is expected to be completed in February 2002. The notes will be guaranteed on a senior unsecured basis by UCAR International and certain of its U.S. subsidiaries and will be secured by a pledge of certain intercompany notes issued by certain of its foreign subsidiaries and certain of its shares of its subsidiary, Graftech Inc. UCAR International intends to use the net proceeds from the offering for the repayment of term loans under its senior secured bank credit facilities and for working capital and other general corporate purposes.

         The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         UCAR INTERNATIONAL PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS THE EXPECTED CLOSING OF A PRIVATE PLACEMENT. WE HAVE NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE RESULTS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE POSSIBLE CHANGES IN CAPITAL MARKET CONDITIONS OR IN THE BUSINESS, PROSPECTS, RESULTS OF OPERATION OR FINANCIAL CONDITION OF UCAR INTERNATIONAL THAT RESULT IN DELAYS IN OR TERMINATION OF THE OFFERING OR CHANGES IN THE TERMS THEREOF, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN FILINGS BY UCAR INTERNATIONAL WITH THE SEC.